 Exhibit 99.1

francesca’s® Reports Second Quarter Fiscal Year 2020 Financial Results and

Announces Exploration of Strategic Alternatives

HOUSTON, TEXAS — September 15, 2020 — Francesca’s Holdings Corporation (Nasdaq: FRAN) today reports financial results for the second quarter ended August 1, 2020 and announced exploration of strategic initiatives.

Second Quarter Highlights:

•	Net sales decreased 29% to $75.7 million
•	Comparable sales decreased 5% (1)
•	Diluted loss per share was $5.80 compared to diluted earnings per share of $0.61 in the same period last year
•	Continued to take aggressive and prudent actions to reduce expense and manage cash flows
•	Reduced clearance inventory by 45% compared to the same period last year

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(1)	Comparable sales for the thirteen weeks ended August 1, 2020 excludes boutique sales during the weeks in which a boutique was temporarily closed for four or more days of a week due to the COVID-19 pandemic and includes ecommerce sales for the full thirteen weeks ended August 1, 2020.

Mr. Andrew Clarke, President and CEO, stated, “During the second quarter, we continued to take measures to optimize sales and monetize inventory through our ecommerce channel as well as our reopened boutiques. As we substantially reduced aged inventory in our boutiques as they reopened, we saw a strong response to new merchandise that reflects her current mindset of casual comfort as well as our assortment of fashion outfitting. We remain encouraged by the growth we are seeing in new customers and have initiated tests in new categories, including lounge wear and face masks, as we see the opportunity to benefit from the market disruption. As we continue to navigate through the pandemic, we remain focused on managing costs and liquidity, including the further reduction of non-critical spending and continued negotiations with vendors and landlords on payment terms. We will build on our progress as we continue to leverage our demand driven sourcing model, enhance our omni-channel capabilities and evolve our marketing strategies to optimize engagement with existing customers while broadening our reach to new customers. While we have taken important steps to advance these initiatives and control what we can control, we are operating within what continues to be an unprecedented and extremely challenging environment. As such, we believe it is in the best interest of our stockholders to explore a variety of potential strategic alternatives. During this review, we will continue to move forward operating the business while maintaining disciplined inventory and cost management.”

SECOND QUARTER RESULTS

Net sales decreased 29% to $75.7 million from $106.0 million in the comparable prior year quarter primarily due to a decrease in traffic and the temporary closure of a majority of the Company’s boutiques as a result of the COVID-19 pandemic. As of September 4, 2020, nine of the Company’s boutiques remained closed, most of which are located in California. This decrease was partially offset by an increase in ecommerce sales due to an increase in conversion rate partially offset by lower average unit retail as a result of aggressive markdowns and promotions. The Company opened one new boutique and permanently closed four boutiques during the second quarter, bringing the total boutique count to 700 at the end of the quarter.

Gross profit, as a percent of sales, was 17.5% as compared to 38.2% in the prior year quarter. This unfavorable variance was driven by a decrease in merchandise margin as a result of aggressive markdowns and promotions in order to clear aged merchandise and to drive traffic to boutiques and the ecommerce website. Additionally, occupancy cost deleveraged due to lower sales but was partially offset by lower lease and depreciation expenses as a result of prior period impairment charges which caused a decrease in the remaining book value of boutique long-lived assets. Additionally, the Company’s lease expense decreased $1.2 million primarily due to early termination of certain leases triggered by kick out provisions and COVID-19 related rent abatements received from certain landlords.

Selling, general and administrative expenses decreased 33% to $26.0 million from $38.9 million in the prior year quarter. This decrease was primarily due to a $9.6 million decrease in boutique and corporate payroll costs primarily as a result of minimum employee coverage at the boutiques as well as a temporary furlough of substantially all of the Company’s employees during a portion of the quarter, and a $1.7 million decrease in boutique and corporate bonus expenses. Additionally, merchant processing fees decreased $0.5 million due to lower sales, corporate travel expenses decreased $0.4 million as only essential travel occurred as a result of the COVID-19 pandemic, and software and computer services and corporate depreciation expenses each decreased by $0.3 million.

Loss from operations was $12.7 million compared to income from operations of $1.4 million in the prior year quarter.

Income tax expense was $4.0 million while the effective income tax expense was 30.2% in the thirteen weeks ended August 1, 2020. The Company expects that any net operating loss generated for tax purposes for fiscal year 2020 will be carried back to prior years as allowed under the Corona Aid, Relief and Economic Security (“CARES”) Act and the Company will be entitled to an income tax refund when it files its fiscal year 2020 income tax return. An income benefit is currently reflected on the Company’s estimate of its annual effective tax rate for fiscal year 2020. The income tax benefit amount in the thirteen weeks ended August 3, 2019 was immaterial due to the full valuation allowance provided on the Company’s net deferred tax assets during fiscal 2019.

Net loss for the second quarter ended August 1, 2020 was $17.2 million, or $5.80 diluted loss per share, compared to prior year quarter net income of $1.8 million, or $0.61 diluted earnings per share.

BALANCE SHEET SUMMARY

Total cash and cash equivalents at the end of the second quarter were $20.2 million compared to $22.0 million at the end of the comparable prior year period. At August 1, 2020, the Company had $12.1 million, net of $0.9 million debt issuance costs, of combined outstanding borrowings and had a combined borrowing base of $1.0 million under its Amended ABL Credit Facility and Term Loan Credit Agreement, subject to compliance with the covenants under the applicable credit agreement, including that no additional loans will be made under the Amended ABL Credit Agreement unless the Company’s aggregate amount of cash and cash equivalents is less than $3.0 million.

The Company ended the quarter with $22.9 million of inventory on hand compared to $30.9 million at the end of the comparable prior year period. Average inventory per boutique decreased 24% at August 1, 2020 compared to August 3, 2019 due to more clearance merchandise sold than merchandise received as a result of vendor supply disruptions caused by the COVID 19 pandemic.

As of September 4, 2020, the Company’s cash and cash equivalents totaled $18.2 million. Further, as of September 4, 2020, the Company had $12.2 million of borrowings outstanding, net of $0.8 million in debt issuance costs, with $3.0 million in combined borrowing base availability under the ABL Credit Agreement and Term Loan Credit Agreement, subject to compliance with the covenants under the applicable credit agreement, including that no additional loans will be made under the Amended ABL Credit Agreement unless the Company’s aggregate amount of cash and cash equivalents is less than $3.0 million. Additionally, the Company expects to receive $10.7 million of income tax refund filed with the IRS related to the CARES Act. This tax refund is required to be used to pay down any then outstanding borrowings under the Company’s ABL Credit Agreement.

STRATEGIC ALTERNATIVES

The COVID-19 pandemic has and continues to result in an overall disruption in the Company’s operations and supply chain. As a result, the Company’s revenues, results of operations and cash flows continue to be materially adversely impacted which raises substantial doubt about the Company’s ability to continue as going concern. As a result, the Company has engaged FTI Capital Advisors (“FTI”) to assist with management’s evaluation and pursuit of available strategic alternatives.  The Company, with FTI’s assistance, is evaluating various alternatives to improve its liquidity and financial position, including but not limited to, further lease concessions and deferrals, further reductions of operating and capital expenditures, raising additional capital including seeking a refinancing of the Company’s debt, and restructuring its debt and liabilities through a private restructuring or a restructuring under the protection of applicable bankruptcy laws. However, there can be no assurance that the Company will be able to improve its financial position and liquidity, complete a refinancing, raise additional capital or successfully restructure its indebtedness and liabilities. The Company’s strategic plans are not yet finalized and are subject to numerous uncertainties including negotiations with creditors and investors and conditions in the credit and capital markets.

The Company does not intend to disclose further developments unless and until the Board of Directors has approved a specific transaction or otherwise determined that disclosure is appropriate.

FINANCIAL OUTLOOK

In light of the economic and business uncertainties caused by COVID-19, management is not providing quarterly and annual financial guidance in this earnings release. Additionally, management may not provide financial guidance in any future earnings release.

Conference Call Information

A conference call to discuss the second quarter fiscal year 2020 results is scheduled for September 15, 2020 at 8:30 a.m. ET. To participate in the conference call, please dial 1-877-451-6152 and passcode 13709000. A live webcast of the conference call will also be available in the investor relations section of the Company’s website, www.francescas.com.  A replay of the call will be available after the conclusion of the call and remain available until September 22, 2020. To access the telephone replay, listeners should dial 1-844-512-2921. The access code for the replay is 13709000. A replay of the web cast will also be available shortly after the conclusion of the call and will remain on the website for ninety days.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that are expected. These risks and uncertainties include, but are not limited to, the following: the risk that the Company’s exploration of strategic alternatives may not improve the Company’s liquidity or financial position; risks arising from the COVID-19 pandemic and its ability to begin and continue making contractual rent payments as required under the terms of the agreements governing its boutique and distribution facility leases or to secure relief from its landlords for such payments, including the related impact on the Company’s liquidity, changes in commercial and consumer spending and economic conditions generally, the duration of government-mandated and voluntary shutdowns and the speed with which the Company’s boutiques can safely be reopened and its ecommerce and distribution facilities return to normal capacity and the level of customer demand following reopening; the Company’s ability to continue as a going concern; the Company’s ability to satisfy covenant requirements under its asset based revolving credit agreement and term loan credit agreement and make payments of principal and interest as they come due; the risk that the Company may not be able to successfully execute its turnaround plan; the risk that the Company cannot anticipate, identify and respond quickly to changing fashion trends and customer preferences or changes in consumer environment, including changing expectations of service and experience in boutiques and online, and evolve its business model; the Company’s ability to attract a sufficient number of customers to its boutiques or sell sufficient quantities of its merchandise through its ecommerce website; the Company’s ability to successfully open, close, refresh, and operate its boutiques each year; the Company’s ability to efficiently source and distribute merchandise quantities necessary to support its operations; and the impact of potential tariff increases or new tariffs. For additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from those contained in the Company’s forward-looking statements, please refer to "Risk Factors" in the Company’s Annual Report on Form 10-K for the year ended February 2, 2020 filed with the Securities and Exchange Commission (“SEC”) on May 1, 2020 and any risk factors contained in subsequent quarterly, annual and other reports it files with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement.

About Francesca's Holdings Corporation

francesca's® is a specialty retailer which operates a nationwide-chain of boutiques providing customers a unique, fun and personalized shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. Today, francesca's® operates approximately 700 boutiques in 47 states and the District of Columbia and also serves its customers through francescas.com. For additional information on francesca's®, please visit www.francescas.com.

CONTACT:

ICR, Inc.	Company
Jean Fontana	Cindy Thomassee 832-494-2240
646-277-1214	Kate Venturina 713-864-1358 ext. 1145
IR@francescas.com

Francesca’s Holdings Corporation

Unaudited Consolidated Statements of Operations

In Thousands, Except Per Share Amounts, Percentages and Basis Points

	Thirteen Weeks Ended
	August 1, 2020		August 3, 2019		Variance
	In USD	As a % of Net Sales(1)	In USD	As a % of Net Sales(1)	In USD	%	Basis Points
Net sales	$75,723	100.0%	$105,972	100.0%	$(30,249)	(29)%	-
Cost of goods sold and occupancy costs	62,453	82.5%	65,469	61.8%	(3,016)	(5)%	2,070
Gross profit	13,270	17.5%	40,503	38.2%	(27,233)	(67)%	(2,070)
Selling, general and administrative expenses	26,018	34.4%	38,935	36.7%	(12,917)	(33)%	(240)
Asset impairment charges	-	0.0%	189	0.2%	(189)	(100)%	(20)
(Loss) income from operations	(12,748)	(16.8)%	1,379	1.3%	(14,127)	(1,024)%	(1,810)
Interest expense	457	0.6%	152	0.1%	305	201%	50
Other income	(25)	(0.0)%	(259)	(0.2)%	(234)	(90)%	(20)
(Loss) income before income tax expense (benefit)	(13,180)	(17.4)%	1,486	1.4%	(14,666)	(987)%	(1,880)
Income tax expense (benefit)	3,980	5.3%	(326)	(0.3)%	4,306	1,321%	560
Net (loss) income	$(17,160)	(22.7)%	$1,812	1.7%	$(18,972)	(1,047)%	(2,440)

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(1)  Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding.

Diluted (loss) earnings per share	$(5.80)	$0.61
Weighted average diluted share count	2,959	2,960

Comparable sales change	(5)%	(5)%

	Twenty-Six Weeks Ended
	August 1, 2020		August 3, 2019		Variance
	In USD	As a % of Net Sales	In USD	As a % of Net Sales	In USD	%	Basis Points
Net sales	$119,476	100.0%	$193,097	100.0%	$(73,621)	(38)%	-
Cost of goods sold and occupancy costs	109,077	91.3%	122,267	63.3%	(13,190)	(11)%	2,800
Gross profit	10,399	8.7%	70,830	36.7%	(60,431)	(85)%	(2,800)
Selling, general and administrative expenses	50,969	42.7%	78,929	40.9%	(27,960)	(35)%	180
Asset impairment charges	7,472	6.3%	189	0.1%	7,283	3,853%	620
Loss from operations	(48,042)	(40.2)%	(8,288)	(4.3)%	39,754	480%	3,590
Interest expense	886	0.7%	325	0.2%	561	173%	60
Other income	(84)	(0.1)%	(372)	(0.2)%	(288)	(77)%	(10)
Loss before income tax (benefit) expense	(48,844)	(40.9)%	(8,241)	(4.3)%	40,603	493%	3,660
Income tax (benefit) expense	(16,342)	(13.7)%	96	0.0%	(16,438)	(17,123)%	(1,370)
Net loss	$(32,502)	(27.2)%	$(8,337)	(4.3)%	$24,165	290%	2,290

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(1)  Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding.

Diluted loss per share	$(11.06)	$(2.87)
Weighted average diluted share count	2,939	2,904

Comparable sales change	(4)%	(9)%

Francesca’s Holdings Corporation

Unaudited Consolidated Balance Sheet

In Thousands, Except Share and Per Share Amounts

	August 1, 2020	February 1, 2020	August 3, 2019
ASSETS
Current assets:
Cash and cash equivalents	$20,204	$17,839	$21,962
Accounts receivable	16,688	3,743	7,987
Inventories	22,947	31,636	30,942
Prepaid expenses and other current assets	8,945	12,325	10,759
Total current assets	68,784	65,543	71,650
Operating lease right-of-use assets, net	186,135	208,503	230,295
Property and equipment, net	44,476	51,469	61,874
Other assets, net	9,053	3,093	4,197

TOTAL ASSETS	$308,448	$328,608	$368,016

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$27,642	$10,823	$18,773
Accrued liabilities	10,394	12,410	12,398
Current portion of long-term debt	12,146	8,936	-
Current portion of operating lease liabilities	57,724	48,691	49,937
Total current liabilities	107,906	80,860	81,108
Operating lease liabilities	185,761	200,938	213,870
Long-term debt, net	-	-	10,000
Other liabilities	433	284	61
Total liabilities	294,100	282,082	305,039

Commitments and contingencies

Stockholders’ equity:
Common stock – $0.01 par value, 80.0 million shares authorized; 4.0 million at each August 1, 2020 , February 1, 2020 and August 3, 2019	40	40	40
Additional paid-in capital	113,425	113,101	112,869
Retained earnings	60,904	93,406	110,089
Treasury stock, at cost – 0.9 million shares at each of August 1, 2020, February 1, 2020 and August 3, 2019	(160,021)	(160,021)	(160,021)
Total stockholders’ equity	14,348	46,526	62,977

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$308,448	$328,608	$368,016

Francesca’s Holdings Corporation

Unaudited Consolidated Statements of Cash Flows

In Thousands, Except Share and Per Share Amounts

	Twenty-Six Weeks Ended
	August 1, 2020	August 3, 2019
Cash Flows Provided by Operating Activities:
Net loss	$(32,502)	$(8,337)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	8,924	11,320
Operating lease right-of-use asset amortization	21,240	23,273
Stock-based compensation expense	295	(190)
(Gain) loss on sale of assets	(44)	99
Asset impairment charges	7,472	189
Changes in operating assets and liabilities:
Accounts receivable	(12,951)	8,322
Inventories	8,639	(464)
Prepaid expenses and other assets	(3,263)	(373)
Accounts payable	16,619	(3,765)
Accrued liabilities	(2,014)	1,064
Operating lease liabilities	(11,832)	(25,763)
Net cash provided by operating activities	583	5,375

Cash Flows Used in Investing Activities:
Purchases of property and equipment	(1,319)	(3,372)
Proceeds from insurance reimbursement	101	-
Net cash used in investing activities	(1,218)	(3,372)

Cash Flows Provided by (Used in) Financing Activities:
Proceeds from borrowings under the revolving credit facility	5,000	5,000
Repayments of borrowings under the revolving credit facility	(2,000)	(5,000)
Payment of debt issuance costs	-	(144)
Net cash provided by (used in) financing activities	3,000	(144)

Net increase in cash and cash equivalents	2,365	1,859
Cash and cash equivalents, beginning of year	17,839	20,103
Cash and cash equivalents, end of period	$20,204	$21,962

Supplemental Disclosures of Cash Flow Information:
Cash paid (received) for income taxes	$126	$(8,601)
Interest paid	$537	$330

Francesca’s Holdings Corporation

Supplemental Information

Quarterly Sales by Merchandise Category

	Thirteen Weeks Ended
	August 1, 2020		August 3, 2019		Variance
	In USD	As a % of Sales	In USD	As a % of Sales	In Dollars	%
	(in thousands, except percentages)
Apparel	39,080	51.6%	52,389	49.4%	(13,309)	(25)%
Jewelry	18,272	24.1%	27,957	26.4%	(9,685)	(35)%
Accessories	11,424	15.1%	16,211	15.3%	(4,787)	(30)%
Gifts	6,839	9.0%	8,532	8.1%	(1,693)	(20)%
Others(1)	108	0.2%	883	0.8%	(775)	(87)%
Net sales	75,723	100.0%	105,972	100.0%	(30,249)	(29)%

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(1)	Includes gift card breakage income, shipping and change in return reserve.

Quarterly Comparable Sales

	FY 2020(1)	FY 2019	FY 2018
Q1	(4)%	(13)%	(16)%
Q2	(5)%	(5)%	(13)%
Q3		1%	(14)%
Q4		1%	(14)%
Fiscal year		(4)%	(14)%

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(1)	Comparable sales for each of the thirteen weeks ended May 2, 2020 and August 1, 2020 excludes boutique sales during the weeks in which a boutique was temporarily closed for four or more days of a week due to the COVID-19 pandemic and includes ecommerce sales for the full thirteen weeks ended May 2, 2020 and August 1, 2020, as applicable.

Boutique Count

	Twenty-Six Weeks Ended	Fiscal Year Ended	Twenty-Six Weeks Ended
	August 1, 2020	February 1, 2020	August 3, 2019
Number of boutiques open at the beginning of period period	711	727	727
Boutiques opened	1	5	4
Boutiques closed	(12)	(21)	(13)
Number of boutiques open at the end of period	700	711	718